Exhibit 10.22

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT, dated as of March 18, 2003, is entered into by and between Riverwood Holding, Inc., a Delaware Corporation (“Holding”), Riverwood International Corporation, a Delaware corporation (“Employer”) and Steven D. Saucier (“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive, Holding and the Employer are parties to an Employment Agreement, as amended, dated as of November 1, 1998 (“Employment Agreement”);

WHEREAS, the Executive, Holding and the Employer wish to amend certain the provision of the Employment Agreement addressing Executive’s commitment to purchase shares of common stock, par value $.01, per share, of Holding.

NOW, THEREFORE, the Executive, Holding and the Employer, for good and valid consideration, agree as follows:

1.  Amendment to Section 4(b)(ii).  Section 4(b)(ii) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(ii)                       On the date the Company pays its annual bonus for each of 1999 and 2000, Executive shall, and hereby agrees to, apply  the lesser of (A) the after-tax proceeds paid to him of such annual bonus payment less an amount sufficient to cover any income or employment tax consequences of his purchase of the Shares pursuant to this paragraph in the event his purchase price is less than the fair market value of the Shares at the time of purchase (such tax calculations to be determined by an accountant or other advisor to the Executive and as if Executive is subject to the highest marginal income tax rates for federal, state and local tax purposes that are applicable to Executive at such time (and taking into account the deductibility of state and local income taxes for federal income tax purposes), and including, FICA/FUTA and all other similar taxes and (B) the aggregate purchase price of such shares of his Equity Commitment that remains unpurchased, to the purchase of any shares of his Equity Commitment that he has not previously purchased.  If Executive’s employment terminates for any reason prior to his satisfaction of his entire Equity Commitment, any remaining Equity Commitment shall be cancelled.”

2.  Amendment to Section 4(c).  Section 4(c) of the Employment Agreement is amended by adding the following sentence to the Section:

“Should Executive fail to purchase all of the shares committed to pursuant to Section 4(b), the Service Options and Performance Options granted shall be calculated using the number of shares committed, not the number of shares actually purchased.”

3.  Miscellaneous.  Except as expressly amended hereby, all of the terms and provisions of the Employment Agreement are hereby reaffirmed and remain in full force and effect.  The words “this Agreement,” “hereof,” “herein,” “hereby” and words of similar import when used in the Employment Agreement shall refer to the Employment Agreement as amended hereby.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.  The section and other headings contained in this Amendment are for reference purposes and shall not affect the meaning or interpretation of this Amendment.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Employer, Holding and the Executive have executed this Agreement as of the date first above written.

RIVERWOOD INTERNATIONAL CORPORATION

By:
Name:
Title:

RIVERWOOD HOLDING, INC.

By:
Name:
Title:

EXECUTIVE

Steven D. Saucier